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                                                                    EXHIBIT 10.4


                           [PRIMEX TIER I AGREEMENT]

                              EXECUTIVE AGREEMENT
                              -------------------


          Agreement between Primex Technologies, Inc., a Virginia corporation ("Primex"), and Michael S. Wilson (the "Executive"), dated as of May 5, 1998.

                    Primex and the Executive agree as follows:

                     1.  Definitions

                    As used in this Agreement:

          (a) "Cause" means the willful and continued failure of the Executive to substantially perform his duties; the willful engaging by the Executive in gross misconduct significantly and demonstrably financially injurious to Primex; or willful misconduct by the Executive during his employment which is a felony or fraud. No act or failure to act on the part of the Executive will be considered "willful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Primex or not opposed to the interests of Primex.

          (b)  "Change in Control" means:

          (i) Primex ceases to be owned by at least 300 shareholders of record after December 31, 1996, or ceases, by action of Primex's Board of Directors, to be either listed on a national securities exchange or authorized for quotation on The Nasdaq Stock Market;

          (ii) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), other than Primex, a majority-owned subsidiary of Primex, or an employee benefit plan (or related trust) of Primex, or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13(d)(3) under the Act) of 15% or more of the then outstanding voting stock of Primex;

          (iii) during any period of two consecutive years after 1996, individuals who at the beginning of such period constitute Primex's Board of Directors (together with any new Director whose election by Primex's Board of Directors or whose nomination for election by Primex's shareholders, was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office;

          (iv) all or substantially all of the business or assets of Primex is disposed of pursuant to a merger, consolidation or other transaction in which Primex is not the surviving corporation or Primex combines with another company and is the surviving corporation (unless the shareholders of Primex immediately following such merger, consolidation, combination or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of Primex or (y) the combined company; or

          (v) Primex's Board of Directors determines that a tender offer for Primex's shares indicates a serious intention by the offeror to acquire control of Primex.

          (c) "Disability" means that the Executive has suffered an incapacity due to physical or mental illness which meets the criteria for disability established at the time under Primex's short-term disability plan.

          (d)  "Executive Severance" means:
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          (i) twelve months of the Executive's then current monthly salary
(without taking into account any reductions which may have occurred at or after the date of a Change in Control); plus

          (ii) an amount equal to the greater of (a) the Executive's average annual award actually paid under Primex's short-term annual incentive compensation plans or programs ("ICP") for the three years (or for such fewer years as the ICP may have been in effect) immediately preceding the date of Termination or (b) the Executive's then current ICP standard annual award.

          (iii) The Executive will not be entitled to receive any other severance otherwise payable to the Executive under any other severance plan of Primex.

          (iv) If on the Termination date the Executive is eligible and is receiving payments under any then existing Primex disability plan, then the Executive agrees that all such payments may, and will be, suspended and offset for 12 months following the Termination date. If after such period the Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable Primex disability plan.

          (e) "Potential Change in Control" means:

          (i) Primex has entered into an agreement the consummation of which would result in a Change in Control;

          (ii) any person (including Primex ) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

          (iii) Primex learns that any person (other than Primex, a majority-owned subsidiary of Primex, or an employee benefit plan (or related trust) of Primex, or such subsidiary,) has become the beneficial owner directly or indirectly of securities of Primex representing 9.5% or more of the combined voting power of Primex's then outstanding securities ordinarily entitled to vote in elections of directors; or

          (iv) the Board of Directors of Primex adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Primex has occurred.

          (f)  "Termination" means:

                     (i) The Executive is discharged by Primex other than for Cause;

                     (ii) The Executive terminates his or her employment in the event that:

          (1) Primex requires the Executive to relocate the Executive's then office to an area which is not within reasonable commuting distance, on a daily basis, from the Executive's then residence, except that prior to a Change in Control a requirement to relocate the Executive's office to Primex's corporate headquarters is not a basis for Termination;

          (2) Primex reduces the Executive's base salary or fails to increase the Executive's base salary on a basis consistent (as to frequency and amount) with Primex's exempt salary system as then in effect or, in the event of a Change in Control, as in effect immediately prior to the Change in Control;

          (3) Primex fails to continue the Executive's participation in its benefit plans (including incentive compensation and stock based incentives) on substantially the same basis, both in terms of the amount of the benefits provided (other than due to Primex's or a relevant operation's financial or stock price performance provided such performance is a relevant criterion under such plan) and the level of the Executive's participation relative to other participants as exists on the date hereof; provided that, with respect to annual and long term incentive compensation plans, the basis with which the amount of benefits and level of participation of the Executive shall be compared shall be the average benefit awarded to the Executive under the relevant plan during the three years (or such fewer years as such plans may have been in effect) immediately preceding the date of Termination;
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          (4) The Executive suffers a Disability which prevents the Executive from performing the Executive's duties with Primex for a period of at least 180 consecutive days;

          (5) Following a Change in Control, Primex fails to substantially maintain its benefit plans as in effect at the time of the Change in Control, unless reasonably equivalent arrangements (embodied in an on-going substitute or alternative plan) have been made with respect to such plans; or

          (6) The Executive's duties, position or reporting responsibilities are diminished.

          2. Previous Change in Control Agreement. This Agreement supersedes and replaces the Executive Agreement dated as of January 1, 1998 between Primex and the Executive.

     3.  Term/Executive's Duties

          (a) This Agreement expires at the close of business on December 31, 2002, unless prior to that date there is a Change in Control, in which case this Agreement will expire on the later of the close of business on December 31, 2002 or three years following the date of a Change in Control; provided that the expiration of this Agreement will not affect any of the Executive's rights resulting from a Termination prior to such expiration. In the event of the Executive's death while employed by Primex, this Agreement shall terminate and be of no further force or effect on the date of his or her death; provided that the Executive's death will not affect any of the Executive's rights resulting from a Termination prior to death.

          (b) During the period of the Executive's employment by Primex, the Executive shall devote his or her full time best efforts during normal business hours to Primex's business and affairs, except during reasonable vacation periods and periods of illness or incapacity. Nothing in this Agreement will preclude the Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Primex's interest, provided that no additional position as director or member shall be accepted by the Executive during the period of his employment with Primex without its prior consent.

          (c) The Executive agrees that in the event of any Potential Change in Control of Primex occurring after the date hereof, the Executive will remain in the employ of Primex until the earlier of (i) the end of the six-month period following the occurrence of such Potential Change in Control and (ii) a Change in Control, during which time the Executive will have an office, title, duties and responsibilities substantially consistent with those applicable immediately prior to the Potential Change in Control.

     4.  Executive Severance Payment

          (a) In the event of a Termination occurring before the expiration of this Agreement, Primex will pay the Executive a lump sum in an amount equal to the Executive Severance. The payment will be made within 10 days of the effective date of the Termination.

          (b) In the event of a Termination after a Change in Control has occurred, in addition to the Executive Severance paid under Paragraph 4(a) above, Primex will pay a Change in Control severance premium to the Executive in an amount equal to two times the Executive Severance. The Change in Control severance premium, if it becomes due, will be made within 10 days of the effective date of the Termination.

          (c) The Executive will not be required to mitigate the amount of any payment provided for in paragraph 4(a) or 4(b) by seeking other employment or otherwise, nor shall any compensation received by the Executive from a third party reduce such payment. Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which the Executive may have under any employee benefit plan, policy or arrangement of Primex.

     5.  Other Benefits and Payments

          (a) (1) If the Executive becomes entitled to payment under Paragraph 4(a), then the Executive shall be entitled to receive a lump sum payment from Primex at the same time as the payment under Paragraph 4(a) is made
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equal to the amount contributed or credited by Primex to the Executive's accounts in all defined contribution plans of Primex (whether or not "qualified" plans) during the 12 months preceding the Executive's Termination provided that in the event there are fewer than 12 months in such period the payment required shall be increased proportionately to make it equivalent to a 12 month period. The "amount contributed or credited by Primex" as defined in this Paragraph 5 shall not include any employee contributions, employer matching contributions, dividends or investment gains or losses credited to the Executive's accounts, but only the Primex contributions made or, in the case of supplementary plans, credited, to the accounts. Such payment shall be in lieu of any such contributions or credits by Primex to its defined contribution plans with respect to the period after the Executive's Termination. If Primex is required by law to contribute to such plans with respect to the period after the Executive's Termination, any such contribution shall reduce the payout otherwise due Executive under this Paragraph 5(a)(1). In the event the Executive receives a payment under Paragraph 4(b), the amount required to be paid under the preceding sentences of this Paragraph 5(a)(1) shall be tripled. Notwithstanding the foregoing, in the event at the date of Termination the Executive is more than 69 years old (or more than 68 years old in the case the Executive receives a payment under Paragraph 4(b)) the lump sum payment required to be made under this Paragraph 5(a)(1) shall be reduced such that if it were expressed as equal monthly payments made over a 12-month period (a 24-month period in the case of the Executive receiving a payment under Paragraph 4(b)) and paid in monthly installments on the first of every month following Termination no such monthly payments would be received by the Executive beyond his or her seventieth birthday.

          (2) If the Executive becomes entitled to payment under Paragraph 4(a), for the 12 months from the date of the Termination the Executive will continue to enjoy coverage under all Primex medical, dental, and life insurance plans to the extent the Executive was enjoying such coverage immediately prior to the Termination. The Executive shall accrue no vacation during the 12 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the then current year. If the Executive receives the Executive Severance (including the amount referred to in Paragraph 1(d)(ii)), the Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. Even if the Executive receives the Executive Severance (including the amount referred to in Paragraph 1(d)(ii)), if Termination occurs during or after the second calendar quarter, the Executive shall also be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying his or her then current ICP standard by a fraction the numerator of which is the number of weeks in the calendar year prior to the Termination and the denominator of which is 52. The Executive shall accrue no ICP award during the 12 months following the date of Termination.

          (b) If the Executive receives payment under Paragraph 4(b), the insurance coverage provided for in Paragraph 5(a) (2) will be for an additional 24-month period.

          (c) Notwithstanding the foregoing Paragraphs 5(a)(2), and (b), no such insurance coverage will be afforded by this Agreement with respect to any period after the Executive's seventieth birthday.

          (d) In the event of a Termination, the Executive will be entitled at Primex's expense to outplacement counseling and associated services in accordance with Primex's customary practice at the time (or, if a Change in Control shall have occurred, in accordance with such practice immediately prior thereto) with respect to its senior executives who have been terminated other than for Cause. It is understood that the counseling and services contemplated by this Paragraph 5(d) are intended to facilitate the obtaining by the Executive of other employment following a Termination, and payments or benefits by Primex in lieu thereof will not be available to the Executive.

          (e) If the Executive (i) receives the payment under Paragraph 4(b),
(ii) has an accrued vested benefit under Olin's qualified pension plan as of the date of Termination and (iii) at age 55, would not qualify for subsidized early
                                               ---
retirement from Olin under the provisions of Olin's pension plans, then, concurrent with the payment made to the Executive under Paragraph 4(b), the Executive will receive a lump sum payment from Primex to make up for the lost subsidy calculated as follows:

          First, by calculating the annual benefit which would otherwise be
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payable to the Executive at age 65 under all Olin pension plans assuming the
Executive had terminated his or her employment with Primex on the date of the Change in Control, second, by multiplying such annual benefit by the percentage
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then applicable in the calculation of benefits paid to employees retiring from active service with Olin at age 55 under the early retirement provisions of the Olin Employees Pension Plan (72% at the date hereof), third, by determining the
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lump sum actuarial value (as of the date of Termination) of annual payments beginning at age 55 as calculated in the second step and fourth, by deducting
                                         ------          ------
from such lump sum actuarial value the lump sum actuarial value (as of the date of Termination) of
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the Executive's accrued annual benefits under all Olin pension plans. Lump sum actuarial value shall be determined in accordance with Olin's actuarial assumptions for its nonqualified defined benefit plans.

     6.  Participation in Change in Control/Section 4999 of Internal
Revenue Code

          (a) In the event that the Executive participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction ("acquisition") which would result in an event described in paragraph 1(b)(i) or
(ii), the Executive must promptly disclose such participation or agreement to Primex. If the Executive so participates or agrees to participate, no payments due under this Agreement or by virtue of any Change in Control provisions contained in any compensation or benefit plan of Primex will be paid to the Executive until the acquiring group in which the Executive participates or agrees to participate has completed the acquisition. In the event the Executive so participates or agrees to participate and fails to disclose his or her participation or agreement, the Executive will not be entitled to any payments under this Agreement or by virtue of Change in Control provisions in any Primex compensation or benefit plan, notwithstanding any of the terms hereof or thereof.

          (b) Any payments made pursuant to this Agreement or by virtue of Change in Control provisions in any Primex compensation or benefit plan which are subject to tax under Section 4999 of the Internal Revenue Code or a successor provision ("4999") will be increased so that after paying the tax imposed by 4999 and the income and employment tax on the amount of the increase provided by this paragraph (b), the Executive will have received a net payment equal to that which he or she would have received if 4999 did not apply.

     7.  Successors; Binding Agreement

          (a) Primex will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Primex, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Primex would be required to perform if no such succession had taken place. Failure of Primex to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from Primex in the same amount and on the same terms as the Executive would be entitled to hereunder had a Termination occurred on the succession date. As used in this Agreement, "Primex" means Primex as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

          (b) This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:  Michael S. Wilson
                                     2492 Stag Run Boulevard
                                     Clearwater, FL  34625


               If to the Company:    Primex Technologies, Inc.
                                     10101 Ninth Street North
                                     St. Petersburg, FL  33716-3807
                                     Attention:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without reference to choice of law principles thereunder.
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          10.  Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and Primex. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

          12. Withholding of Taxes. Primex may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in paragraph 7 above. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Paragraph, Primex shall have no liability to pay any amount so attempted to be assigned or transferred.

          14. No Employment Right. This Agreement shall not be deemed to confer on the Executive a right to continued employment with Primex.

          15.  Disputes/Arbitration.

          (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration at Primex's corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          (b) Primex shall pay all reasonable legal fees and expenses, as they become due, which the Executive may incur to enforce this Agreement through arbitration or otherwise unless the arbitration determines that the Executive had no reasonable basis for his claim. Should Primex dispute the entitlement of the Executive to such fees and expenses, the burden of proof shall be on Primex to establish that the Executive had no reasonable basis for his claim.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

                                PRIMEX TECHNOLOGIES, INC.


                                By:  /s/ James G. Hascall
                                  -----------------------
                                         James G. Hascall
                                         Title:  Chairman and CEO

/s/ Michael S. Wilson
---------------------
Michael S. Wilson